Exhibit 99.2
ALBERTSONS SHAREHOLDERS APPROVE MERGER AGREEMENT
     May 30, 2006 (Boise, Idaho) Albertson’s, Inc. (ABS:NYSE) held a special meeting of its shareholders in New York City, New York at 9:00 a.m. Eastern Daylight Time today, May 30, 2006. The purpose of the special meeting was to obtain the vote of the Albertsons shareholders on various aspects of the proposed sale of the company to a consortium of investors made up of SUPERVALU Inc., CVS Corporation and an investor group led by Cerberus Capital Management.
     Albertson’s Chairman, Chief Executive Officer and President, Larry Johnston, announced the preliminary voting results at the meeting. Approximately 98% of the total shares that voted on the approval of the transaction merger agreement voted FOR its approval. This FOR vote represented approximately 60% of the company’s common shares outstanding on April 24, 2006 (the record date for the special meeting). As a result, the merger agreement for the transaction has been approved. Shareholders also approved a related amendment to the company’s Certificate of Incorporation.
     Today’s vote removes another condition to the closing of the transaction. Subject to obtaining approval today from the shareholders of SUPERVALU and the satisfaction of other customary closing conditions, the parties will now proceed to close the transaction that was approved by this vote.

     Albertsons is one of the world’s largest food and drug retailers. The Company’s divisions and subsidiaries operate approximately 2,500 stores in 37 states across the U.S. and employ approximately 240,000 associates. Its banners include Albertsons, Acme, Shaw’s, Jewel-Osco, Sav-on Drugs, Osco Drug, and Star Market, as well as Super Saver and Bristol Farms, which are operated independently. For more information about Albertsons, please visit our website at www.albertsons.com <http://www.albertsons.com/>.
     Certain statements made in this press release are forward-looking information as defined in the Private Securities Litigation Reform Act of 1995. In reviewing such information about the future performance of the Company, it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information since predictions regarding future events are subject to inherent uncertainties. These statements relate to, among other things, the pending sale of the Company. These statements are indicated by words or phrases such as “expects,” “plans,” “believes,” “estimate,” and “goal”.
     Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the Company’s ability to complete the pending sale of the Company; the factors listed in “Item 1A — Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2006; and other factors affecting the Company’s business in or beyond the Company’s control. Other factors and assumptions not identified above could also cause the actual results to differ materially from those projected or suggested in the forward-looking information. The Company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in predictions, assumptions, estimates or changes in other factors affecting such forward-looking information.